NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS RECORD RESULTS FOR ITS
FISCAL 2005 FIRST QUARTER

Net Sales Grow 47 Percent;

Net Earnings Rise 68 Percent;

Net EPS Increase to $.15 Vs. $.08

ST. LOUIS, November 4, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2005 first quarter ended October 3, 2004 rose significantly over prior-year levels. The fiscal 2005 first-quarter results were the highest for any three-month period in the Company's history.

For the fiscal 2005 first quarter, net sales rose 47 percent to $43,634,000, compared with $29,743,000 for the year-ago period. Fiscal 2005 first-quarter net earnings from continuing operations increased 68 percent to $2,303,000, or $.15 per diluted share, compared with $1,371,000, or $.09 per diluted share, in fiscal 2004. Total net earnings for the fiscal 2005 first quarter grew 81 percent to $2,303,000, or $.15 per diluted share, compared with $1,269,000, or $.08 per diluted share, in the fiscal 2004 first quarter. Fiscal 2004 first-quarter earnings included a net loss from discontinued operations of $102,000, or $.01 per diluted share. Included in the Company's fiscal 2005 first-quarter results are net sales of $12,874,000 and earnings of approximately $.03 per diluted share contributed by the Company's Pittsburgh operation, which was acquired in February 2004.

Craig LaBarge, chief executive officer and president, said, "We are very pleased with the internal growth LaBarge achieved in the first quarter. This includes substantial growth from our recently acquired Pittsburgh operation. Had LaBarge owned the Pittsburgh operation in last year's first fiscal quarter, the Company's total net sales for that period would have been $37,944,000 on a pro forma basis. The current year's first-quarter net sales of $43,634,000 were up 15 percent from that level. Similarly, fiscal 2005 first-quarter net earnings rose 32 percent after factoring the Pittsburgh acquisition into LaBarge's total net earnings on a pro forma basis for the fiscal 2004 first quarter." See attached "Supplemental Financial Information" for a reconciliation of the pro forma to the comparable reported results.

Gross margin was 23 percent in both the fiscal 2005 and 2004 first quarters. Fiscal 2005 first-quarter selling and administrative expense declined as a percentage of sales to 13 percent, versus 16 percent in the fiscal 2004 first quarter. In actual dollars, first-quarter selling and administrative expense rose 25 percent in fiscal 2005 (19 percent of which was attributable to the Pittsburgh acquisition), versus 2004, in contrast to the 47 percent increase in sales volume (44 percent of which was attributable to the Pittsburgh operation). Interest expense was $514,000 in the fiscal 2005 first quarter, versus $50,000 one year earlier. This increase is due to higher debt levels related to the Pittsburgh acquisition and additional inventory purchased to support future shipments.

Total debt at October 3, 2004 was $40,958,000, compared with $37,735,000 at June 27, 2004. Stockholders' equity was $44,813,000 at the end of the fiscal 2005 first quarter, up 5 percent from $42,584,000 at fiscal 2004 year-end.

Mr. LaBarge stated further, "In addition to the improved growth in sales and earnings, bookings of new business - particularly from the defense, government systems and natural resources market sectors - were strong during the fiscal 2005 first quarter. Backlog of unshipped orders remained at a robust level of $149,527,000, down 5 percent from $156,949,000 at 2004 fiscal year end, and up 36 percent from $109,687,000 at the end of the fiscal 2004 first quarter. Approximately $18,258,000 of the backlog at October 3, 2004 was attributable to the Pittsburgh acquisition. Thus, without the acquisition, backlog at the end of the current year's first quarter still would have been at a near-record level, and up 20 percent from the comparable period a year earlier.

"The largest contributor to fiscal 2005 first-quarter revenues was shipments to defense customers, representing 42 percent of sales, versus 47 percent in last year's first quarter," said Mr. LaBarge. "During the first quarter, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs.

"Shipments of capital equipment to industrial customers were 20 percent of first-quarter revenues in fiscal 2005, compared with an insignificant amount last year," said Mr. LaBarge. "This growth was primarily from the February 2004 Pittsburgh acquisition which broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets.

"Revenues from the natural resources market generated 19 percent of fiscal 2005 first-quarter shipments, versus 10 percent in the same period last year," continued Mr. LaBarge. "Natural resources sales represent shipments of capital equipment to customers in the oil-and-gas and mining sectors, and include downhole tools and industrial mining equipment. The increase in revenues from this market was attributable to significantly higher sales to oil-and-gas customers, plus the addition of new mining customers from the Pittsburgh acquisition.

"The remaining 19 percent of fiscal 2005 first-quarter sales was attributable to customers in a variety of other market sectors, including commercial aerospace and government systems," said Mr. LaBarge.

Fiscal 2005 Second-Quarter and Full-Year Outlook

Mr. LaBarge concluded, "Looking ahead, we anticipate fiscal 2005 second-quarter sales and earnings will be substantially higher than the same period last year and slightly higher than those for the 2005 first quarter. Based on our strong backlog and the strength of new business opportunities, we remain optimistic about the full fiscal year. We expect full-year sales and earnings to grow more than the 25 percent we previously indicated, and, as we finalize our bookings in the next 90 days, we will provide updated guidance for the remainder of fiscal 2005."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2005 first quarter. The webcast can be accessed at through the Investor Relations Calendar area of http://www.labarge.com . Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

Non-GAAP Financial Information

The Company sometimes uses information derived from consolidated financial information, but not presented in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Specifically, in this release, the Company has used non-GAAP financial measures to illustrate how its fiscal 2004 first-quarter net sales and earnings would have been affected had the Company owned its recently acquired Pittsburgh operation for that period. The Company acquired the Pittsburgh operation in February 2004.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Management utilizes non-GAAP operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company's operating results and facilitate period-to-period comparisons. Please refer to the financial tables following this release for a reconciliation of non-GAAP financial information to the corresponding GAAP financial information.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)

	Three Months Ended

	October 3,	September 28,
	2004	2003

Net sales	$43,634	$29,743

Cost and expenses:
Cost of sales	33,594	22,899
Selling and administrative expense	5,858	4,698
Interest expense	514	50
Other income, net	(89)	(116)

Earnings from continuing operations before income taxes	3,757	2,212
Income tax expense	1,454	841

Net earnings from continuing operations	2,303	1,371

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $70)	---	(114)
Gain on disposal of discontinued operations of $20 (less applicable income tax expense of $8)		12

Net earnings	$2,303	$1,269

Basic net earnings per common share:
Net earnings from continuing operations	$0.15	$0.09
Net earnings from discontinued operations	---	(0.01)

Basic net earnings	$0.15	$0.08

Average common shares outstanding	14,975	14,949

Diluted net earnings per share:
Net earnings from continuing operations	$0.15	$0.09
Net earnings from discontinued operations	---	(0.01)

Diluted net earnings	$0.15	$0.08

Average diluted common shares outstanding	15,664	15,328

LaBarge, Inc.

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	October 3, 2004	June 27, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$469	$793
Accounts and other receivables, net	20,780	22,335
Inventories	45,486	40,202
Prepaid expenses	1,042	854
Deferred tax assets, net	888	818

Total current assets	68,665	65,002

Property, plant and equipment, net	18,799	18,910
Intangible assets, net	3,657	3,881
Goodwill, net	24,374	24,471
Other assets, net	5,585	5,694

Total assets	$121,080	$117,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$11,400	$7,050
Current maturities of long-term debt	4,411	4,415
Trade accounts payable	11,893	12,305
Accrued employee compensation	7,156	8,466
Other accrued liabilities	3,613	2,567
Cash advances	7,340	8,864

Total current liabilities	45,813	43,667

Long-term advances from customer for purchase of materials	5,296	5,370
Deferred tax liabilities, net	11	67
Long-term debt	25,147	26,270

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at October 3, 2004 and at June 27, 2004, including shares in treasury	158	158
Additional paid-in capital	13,471	13,462
Retained earnings	34,156	31,853
Accumulated other comprehensive income	(45)	157
Less cost of common stock in treasury, shares of 777,131 at October 3, 2004 and 808,754 at June 27, 2004	(2,927)	(3,046)

Total stockholders' equity	44,813	42,584

Total liabilities and stockholders' equity	$121,080	$117,958

LaBarge, Inc.

Supplemental Financial Information

Reconciliation of Pro Forma Financial Measures
	Three Months Ended
	Sept. 28, 2003 As reported	Adjustment	Sept. 28, 2003 Pro Forma	Oct. 3, 2004 As reported
Net sales	$29,743	$8,204 (a)	$37,944	$43,634
Net earnings from continuing operations	1,269	478 (b)	1,747	2,303
Diluted earnings per share	$ 0.08	$ 0.03 (c)	$ 0.11	$ 0.15

(a) Sales of Pinnacle Electronics LLC for the quarter ended September 27, 2003.

(b) Tax-affected net earnings of Pinnacle Electronics LLC for the quarter ended September 27, 2003.

(c) Additional earnings per share from a $478,000 increase in net earnings.

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